VAN KAMPEN U.S. GOVERNMENT TRUST FOR INCOME



A Joint Special Meeting of the Shareholders of the Fund was held on December 15, 1999 where shareholders voted on the election of Trustees and the ratification of PricewaterhouseCoopers LLP, as the independent public accountants. With regard to the election of J. Miles Branagan, as elected trustee by the shareholders of the Fund, 9,377,842 shares were voted in the affirmative and 63,811 shares were withheld. With regard to the election of Jerry D. Choate, as elected trustee by the shareholders of the Fund, 9,377,842 voted in the affirmative and 63,811 shares were withheld. With regard to the election of Linda Hutton Heagy, as elected trustee by the shareholders of the Fund, 9,381,990 shares were voted in the affirmative and 59,663 shares were withheld. With regard to the election of R. Craig Kennedy, as elected trustee by the shareholders of the Fund, 9,382,816 shares were voted in the affirmative and 58,836 shares were withheld. With regard to the election of Mitchell M. Merin, as elected trustee by the shareholders of the Fund, 9,377,533 shares were voted in the affirmative and 64,119 shares were withheld. With regard to the election of Jack E. Nelson, as elected trustee by the shareholders of the Fund, 9,378,934 shares were voted in the affirmative and 62,719 shares were withheld. With regard to the election of Richard F. Powers, III, as elected trustee by the shareholders of the Fund, 9,382,782 shares were voted in the affirmative and 58,871 shares were withheld. With regard to the election of Phillip B. Rooney, as elected trustee by the shareholders of the 9,382,816, shares were voted in the affirmative and 58,836 shares were withheld. With regard to the election of Fernando Sisto, as elected trustee by the shareholders of the Fund, 9,378,934 shares were voted in the affirmative and 62,719 shares were withheld. With regard to the election of Wayne W. Whalen, as elected trustee by the shareholders of the Fund, 9,378,934 shares were voted in the affirmative and 62,719 shares were withheld. With regard to the election of Suzanne H. Woolsey, as elected trustee by the shareholders of the Fund, 9,381,724 shares were voted in the affirmative and 59,928 shares were withheld. With regard to the election of Paul G. Yovovich, as elected trustee by the shareholders of the Fund 9,382,816 shares were voted in the affirmative and 58,836 shares were withheld. With regard to the ratification of PricewaterhouseCoopers LLP to act as independent public accountants for the Fund, 9,344,353 shares were voted in the affirmative and 10,070 shares were voted against the proposal and 87,229 shares abstained from voting.